Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our reports dated December 19, 2012, with respect to the consolidated financial statements and schedule of The Valspar Corporation and subsidiaries and the effectiveness of internal control over financial reporting of The Valspar Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended October 26, 2012.

Registration Statement Form S-3 No. 333-178948, Registration Statement Form S-8 Nos. 33-51224 and 33-51226 pertaining to The Valspar Stock Ownership Trusts; Form S-8 Nos. 33-51222 and 333-46865 pertaining to The Valspar Profit Sharing Retirement Plan; and Form S-8 Nos. 333-158588 and 333-167419 pertaining to The Valspar Corporation 2009 Omnibus Equity Plan.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 19, 2012

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